FIRSTMERIT CORPORATION
2011 EQUITY INCENTIVE PLAN
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Effective as of the grant date specified on Exhibit A hereto (the “Grant Date”), FirstMerit Corporation (the “Company”) has granted to the individual identified on Exhibit A hereto (the “Participant”) an Award consisting of a number of time-based restricted stock units of the Company as specified on Exhibit A hereto (the “RSUs”), each of which will entitle the Participant to receive one Share subject to the terms and conditions described in the FirstMerit Corporation 2011 Equity Incentive Plan (the “Plan”) and this Time-Based Restricted Stock Unit Award Agreement (this “Award Agreement”). For the avoidance of doubt, notwithstanding anything to the contrary in Section 2A (or any similar provision) of the Participant’s Change in Control Agreement (as defined below), in no event shall any RSU become nonforfeitable solely as a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 25, 2016, by and among Huntington Bancshares Incorporated, the Company, and West Subsidiary Corporation.
1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Award Agreement will have the meanings given to such terms in the Plan.

2.	Vesting of RSUs. The RSUs will become nonforfeitable as follows:

a.
Normal Vesting. Provided that the contingency described on Exhibit A is satisfied, the RSUs shall become nonforfeitable (and payable to the Participant pursuant to Section 4 hereof) (the “Earned Shares”) (i) to the extent of one-third of the RSUs after the Participant shall have been in the continuous employ of the Company or a subsidiary for one full year from the Grant Date (the “First Vesting Date”) and (ii) to the extent of an additional one-third of the RSUs after each of the next two successive years thereafter during which the Participant shall have been in the continuous employ of the Company or a subsidiary (the “Second Vesting Date” and the “Final Vesting Date”, respectively) (any of the First Vesting Date, the Second Vesting Date and the Final Vesting Date is referred to as a “Vesting Date”); provided, that the number of Earned Shares may be reduced by the Committee in its sole discretion, including to zero, prior to settlement of the RSUs pursuant to Section 4 hereof if the Committee determines that the individual performance of the Participant after the Grant Date is unsatisfactory. For purposes of this Award Agreement, the continuous employment of the Participant with the Company or a subsidiary will not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or a subsidiary, by reason of the transfer of the Participant’s employment among the Company, its subsidiaries or any of their successors. Except as provided in Section 2.b below, any RSUs that do not become nonforfeitable because either the contingency described on Exhibit A is not satisfied or the Participant ceases to be continuously employed by the Company, its subsidiary or any of their successors prior to the Final Vesting Date will be forfeited.

b.
Special Vesting. Provided that the contingency described on Exhibit A is satisfied, notwithstanding anything to the contrary in this Section 2, if the Participant dies, terminates employment with the Company and its subsidiaries as a result of Disability or Retires prior to the Final Vesting Date, then any RSUs that have not previously become nonforfeitable will become nonforfeitable as of the date of such death, termination of employment due to Disability or Retirement (and payable to the Participant pursuant to Section 4 hereof); provided, that the number of RSUs becoming nonforfeitable pursuant to this Section 2.b. may be reduced by the Committee in its sole discretion, including to zero, prior to settlement of the RSUs pursuant to Section 4 hereof if the Committee determines that the individual performance of the Participant after the Grant Date is unsatisfactory. For purposes of this Award Agreement, “Retires” or “Retirement” means that the Participant voluntarily terminates employment with the Company and its subsidiaries after attaining the age of 65 (other than at a time during which the Company has Cause to terminate the Participant’s employment).

c.
Change in Control Termination Protection. Provided that the contingency described on Exhibit A is satisfied, notwithstanding anything to the contrary in this Section 2 or in Section 2A (or any similar provision) of the Participant’s Change in Control Agreement, if, prior to the Final Vesting Date, the Participant’s employment is involuntarily terminated by the Company (or its successor) without Cause (as defined in the Plan) or by the Participant for Good Reason (as defined below) on account of or following the date of consummation of a Change in Control, then any RSUs that have not previously become nonforfeitable will become nonforfeitable as of the date of such termination (and payable to the Participant pursuant to Section 4 hereof).

d.
Change Entity. For purposes of this Agreement, the entity resulting from a Change in Control (including, if appropriate, the Company) or succeeding to the Company’s interest in connection with a Change in Control is referred to as the “Change Entity.”

e.	Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following to which the Participant has not specifically consented in writing:
(i) at any time during the Protection Period (as defined in Section 2(f) below), any breach of the Participant’s Change in Control Termination Agreement (“Change in Control Agreement”) (including breach of the commitments undertaken under paragraph 9(d) of the Change in Control Agreement of any nature whatsoever) by or on behalf of the Company or any Subsidiary before a Change in Control or, after a Change in Control, the Change Entity or any Related Entity;
(ii) at any time during the Protection Period, a reduction in the Participant’s title, duties, responsibilities or status, as compared to either (y) the Participant’s title, duties, responsibilities or status immediately before the beginning of the Protection Period or (z) any enhanced or increased title, duties, responsibilities or status assigned to the Participant during the Protection Period;
(iii) at any time during the Protection Period, the permanent assignment to the Participant of duties that are inconsistent with (y) the Participant’s office immediately before the beginning of the Protection Period or (z) any more senior office to which the Participant is promoted during the Protection Period;
(iv) during any calendar year ending during the Protection Period (or any fractional calendar year ending within the Protection Period), a 15 percent (or larger) reduction (other than a reduction that is attributable to any termination for death, after reaching age 65 (but only if the Participant is then entitled to an immediate, unreduced benefit under a deferred compensation plan described in Section 401(a) of the Code), Disability or Cause, voluntary termination by the Participant other than for Good Reason or for any period of temporary absence protected by law or initiated by the Participant and approved by the Employer) in the aggregate value of the highest of the Participant’s total compensation for the calendar year ending before the Date of Termination (including base salary, cash bonus potential, the value of employee benefits, other than value associated solely with the performance of investments the Participant controls, and fringe benefits but excluding compensation attributable to the exercise or liquidation of stock options) or, if higher, the Participant’s total compensation for the last calendar year ending before the beginning of the Protection Period (including base salary, cash bonus potential, the value of employee benefits, other than value associated solely with the performance of investments the Participant controls, and fringe benefits) but, in both cases, determined without regard to any amounts, paid or payable, under paragraphs 6, 7, 8 and 11 of the Change in Control Agreement;
(v) at any time during the Protection Period, a requirement that the Participant relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 50 miles distant from (y) the principal office or worksite to which the Participant was assigned immediately before the beginning of the Protection Period or (z) any location to which the Participant agreed, in writing, to be assigned after a Change in Control;
(vi) at any time during the Protection Period, the imposition on the Participant of business travel obligations substantially greater than the Participant’s business travel obligations during the 12-consecutive-calendar-month period ending immediately before the beginning of the Protection Period but determined without regard to any special business travel obligations associated with activities relating to the Change in Control;
(vii) at any time during the Protection Period, the Employer’s (u) failure to continue in effect any material fringe benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and accident plan, sick pay plan or disability plan in which the Participant is participating (or was eligible to participate) immediately before the beginning of the Protection Period, (v) modification of any of the plans or programs just described that adversely affects the potential value of the Participant’s benefits under those plans (other than value associated solely with the performance of investments the Participant controls) or (w) failure to provide the Participant, after a Change in Control, with the same number of paid vacation days to which the Participant is or becomes entitled at or under the terms of the Employer’s vacation policy or program. However, Good Reason will not arise under this subsection solely because (x) the Company or any Subsidiary before a Change in Control or, after a Change in Control, the Change Entity or any Related Entity terminates or modifies any such program during the Protection Period solely to comply with applicable law but only to the extent required to meet applicable legal standards, (y) a plan or benefit program expires under self-executing terms contained in that plan or benefit program before the Change in Control or (z) the Company or any Subsidiary before a Change in Control or, after a Change in Control, the Change Entity or any Related Entity replaces a plan or program with a successor plan or program of equal or equivalent value to the Participant;
(viii) for the duration of any period of any absence from active employment that begins or continues at any time during the Protection Period, failure to provide or continue for the Participant any benefits (including disability benefits) available to employees who are absent from active employment (including because of disability) under programs maintained by the Company, the Change Entity or any Related Entity on the date the absence (including disability) begins;

(ix) during the Protection Period, the Participant is unable to perform normally assigned duties because of a physical or mental condition and before his/her Disability is established under paragraph 4(a), the Company or any Subsidiary before a Change in Control or, after a Change in Control, the Change Entity or any Related Entity terminates the Participant before the end of the Disability determination period described in paragraph 4(a);
(x) during the Protection Period, the Company or any Subsidiary before a Change in Control or, after a Change in Control, the Change Entity or any Related Entity unsuccessfully attempts to terminate the Participant for Cause, in which case the Effective Period will not end earlier than 60 days after the conclusion of the Employer’s unsuccessful attempt to terminate the Participant for Cause;
(xi) during the Protection Period, the Employer attempts to amend or terminate the Participant’s Change in Control Agreement without regard to the procedures described in paragraphs 10 or 13 of that agreement;
(xii) failure at any time to obtain an assumption of the Company’s or any Subsidiary’s, before a Change in Control, or, after a Change in Control, the Change Entity’s or any Related Entity’s obligations under the change in Control Agreement by any successor to any of them, regardless of whether such entity becomes a successor to the Company or any Subsidiary, before a Change in Control, or, after a Change in Control, the Change Entity or any Related Entity as a result of a merger, consolidation, sale of assets or any other form of reorganization; or
(xiii) termination of employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 5 of the Change in control Agreement.

f.
Protection Period. For purposes of this Agreement, “Protection Period” means the period beginning on the date the Board of Directors of FirstMerit Corporation first learns of an act or event that results in a Change in Control, even if that period begins before the effective date, and ending on the last day of the number of calendar months specified in Item 10 on Exhibit A of the Participant’s Change in Control Agreement beginning coincident with or immediately after a Change in Control.

3.
Dividend Equivalents. With respect to both RSUs that have not yet become nonforfeitable and Earned Shares, until such date as the RSUs or Earned Shares may be forfeited or settled as provided for in this Award Agreement, the Company will pay the Participant dividend equivalents with respect to the RSUs and Earned Shares in an amount equal to any dividends that would have been declared with respect to such RSUs and Earned Shares if they had been issued and outstanding Shares from the Grant Date through the date of such payment. Any such dividend equivalents will be paid on a quarterly basis, without interest, in (a) cash for any dividend equivalents relating to cash dividends and (b) Shares for any dividend equivalents relating to Share dividends, within 15 days following the date on which the corresponding dividends were paid to the Company’s shareholders.

4.
Settlement. Any Shares to be delivered to the Participant in respect of Earned Shares pursuant to Section 2 hereof shall be delivered to the Participant (a) within 10 days following the applicable Vesting Date with respect to any Shares to be delivered pursuant to Section 2.a., (b) within 10 days following the date of the Participant’s death, termination of employment as a result of Disability or Retirement with respect to any Earned Shares to be delivered pursuant to Section 2.b., or (c)

within 10 days following the date of the Participant’s involuntary termination without Cause or Participant’s voluntary termination for Good Reason with respect to any Shares to be delivered pursuant to a Change in Control under Section 2.c., in the case of each of clauses (b) and (c), subject to Section 7.l.

5.
Restrictions on Transfer of RSUs. Subject to Section 14.01 of the Plan, neither the RSUs granted hereby nor any interest therein (including any dividend equivalent) or in Shares related thereto shall be transferable prior to settlement thereof pursuant to Section 4 hereof other than by will or pursuant to the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death).

6.	Restrictive Covenants:

a.
Non-Solicitation. The Participant acknowledges and agrees that as a condition to and in consideration of the grant of this Award, during the term of the Participant’s employment and for a period of 12 months thereafter (the “Non-Solicitation Period”), the Participant will not, directly or indirectly:

i.
Solicit, engage or otherwise interfere with any customer or client who is at that time or was within the preceding 90 days a customer or client of the Company or any Related Entity (the “Protected Party”) for the purposes of directly or indirectly furnishing any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish either during the Participant’s employment or as of the date the Participant’s employment is terminated, as applicable.

ii.
Employ, solicit for employment, engage or otherwise interfere with any person who is at that time or was within the preceding 90 days employed by the Protected Party, or otherwise directly or indirectly induce or take any action which would encourage or influence any such person to leave that person’s employment or terminate, reduce or modify their business or relationship with the Protected Party.

b.
Nondisclosure and Non-Appropriation of Information. The Participant recognizes and acknowledges that while employed by the Company and all Related Entities, the Participant will have access to, learn, be provided with and, in some cases, prepare and create, certain confidential information, proprietary information or Trade Secrets (as defined below) of the Protected Party, including, but not limited to, processes, financial information, pricing information, operating techniques, marketing processes, training techniques, customer, vendor, and referral source lists, price and cost information, files and forms, (collectively, the “Trade Secrets”), all of which are of substantial value to the Protected Party and the businesses conducted by it. The Participant expressly covenants and agrees that the Participant will:

i.
Hold in a fiduciary capacity and will not reveal, communicate, use or cause to be used for the Participant’s own benefit or divulge during the period of employment by the Company and all Related Entities and for an indefinite period thereafter, any confidential information, proprietary information or Trade Secrets now or hereafter owned by the Protected Party;

ii.
Not sell, exchange, give away, or otherwise dispose of confidential information, proprietary information or Trade Secrets now or hereafter owned by the Protected Party, whether the same will or may have been originated or discovered by the Protected Party, the Participant or otherwise;

iii.
Not reveal, divulge or make known to any person, firm, company or corporation any confidential information, proprietary information or Trade Secrets of the Protected Party, unless such communication is required pursuant to a compulsory proceeding in which the Participant’s failure to provide such confidential information, proprietary information or Trade Secrets would subject the Participant to criminal or civil sanctions and then only to the extent that the Participant provides prior notice the Protected Party prior to disclosure.

iv.
Return to the Company or any other Protected Party, either before or within 24 hours following the Participant’s termination of employment with the Company and all Related Entities any and all written information, material or equipment that constitutes, contains or relates in any way to confidential information, proprietary information, Trade Secrets and any other documents, equipment, and material of any kind relating in any way to the business of the Protected Party that are in the Participant’s possession, custody and control and which are or may be property of Protected Party, whether confidential or not, including any and all copies thereof which may have been made by or for the Participant, and that the Participant will maintain no copies thereof after termination of the Participant’s employment.

c.	Other Terms and Conditions.

i.
The Participant acknowledges that the Participant is entering into this Award Agreement voluntarily and has given careful consideration to the restraints imposed by this Award Agreement. Irrespective of the manner of any employment termination, the restraints imposed by this Award Agreement will be operative during their full time periods and throughout the restrictive areas set forth in this Award Agreement. The Participant further acknowledges that if the Participant’s employment with the Company and all Related Entities terminates for any reason, the Participant can earn a livelihood without violating the foregoing restrictions and that the Participant’s ability to earn a livelihood without violating these restrictions is a material employment condition. The Participant acknowledges and recognizes that if the Participant’s employment terminates for any reason, this Section 6 will survive any such termination and any expiration of this Award Agreement. Further, the Participant agrees and consents that this Award Agreement is assignable by the Company.

ii.
The Participant agrees that if a court of law finds that the provisions of this Award Agreement are unenforceable, then such court of law may enforce those restrictions and limitations which are acceptable and deemed enforceable by the court.

iii.
In the event the Participant breaches the terms of this Award Agreement, it is agreed that all time periods contained in this Award Agreement will be tolled until the Participant ceases to breach this Award Agreement.

iv.
The restrictive covenants and the Non-Solicitation Period provided for herein will not be construed to limit the application of any other restrictive covenant or restriction period set forth in any other agreement entered into between the Participant and the Company or a Related Entity.

v.
If the Participant violates any of the restrictive covenants described in this Section 6, the Participant will be required to reimburse the Company in an amount equal to the Fair Market Value of the Shares underlying any RSUs (determined on the date that the RSUs became nonforfeitable) that became nonforfeitable (regardless of the reason they became nonforfeitable) within the period beginning one year prior to the Participant’s termination and ending on the Participant’s date of termination, net of any taxes withheld (the “Clawback Amount”). The Clawback Amount will be paid, within 30 days after demand, either in cash or by returning to the Company a number of Shares with a Fair Market Value equal to such Clawback Amount. Nothing in this Section 6.c.v will prevent a Protected Party from seeking any other relief or remedy described in Section 6.d of this Award Agreement.

d.
Injunction. The parties acknowledge and agree, due to the subject matter of this Award Agreement, that money damages will be an inadequate remedy for a breach by the Participant of any of the obligations hereunder. Consequently, if the Participant breaches or threatens to breach any of the obligations under this Award Agreement, the Participant agrees that the Protected Party will have the right, in addition to any other rights or remedies available to it at law or in equity, to obtain equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach or threatened breach. Further, the parties hereto agree and declare that it may be impossible to measure in monetary terms the damages that may accrue to any Protected Party by reason of the Participant’s violation of this Award Agreement. Therefore, in the event that a Protected Party or any successor in interest thereto, will institute an action or proceeding to enforce the provisions of this Award Agreement, each party or other person against whom such action or proceeding is brought will and hereby does, in advance, waive the claim or defense that there is adequate remedy at law. In the event such injunctive relief is warranted and obtained by the Protected Party, the Participant agrees to pay all costs of that action, including reasonable attorney fees.

7.    Other Terms and Conditions:

e.
Beneficiary Designation. The Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive Shares in settlement of any RSUs that are so settled after the Participant’s death. Each Beneficiary designation made will revoke all prior Beneficiary designations, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Participant has not made an effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse (or if there is no surviving spouse, the Participant’s estate).

f.
Tax Withholding. Unless otherwise determined by the Committee, the Participant may elect to satisfy any tax withholding obligation with respect to the RSUs or any Shares issued in settlement thereof, in whole or in part, by having withheld, from the Shares so required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the Fair Market Value of such Shares on the date the benefit is to be included in Participant’s income. In no event will the Fair Market Value of the Shares to be withheld or delivered pursuant to this Section 7.b to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. In addition, unless otherwise determined by the Committee, the Company or a Related Entity, as applicable, shall deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any dividend equivalents related to the RSUs.

g.
Governing Law. This Award Agreement will be construed in accordance with, and governed by the laws (other than laws governing conflicts of laws) of, the State of Ohio. In the event of any dispute or controversy arising under or in connection with this Award Agreement, the parties consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or The United States District Court for the Northern District of Ohio, Eastern Division.

h.
RSUs Subject to Plan. The RSUs are subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern, although in all cases, the vesting provisions in connection with a Change in Control as set forth in this Award Agreement shall apply, notwithstanding anything to the contrary in the Plan. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant.

i.
Other Agreements. The RSUs and this Award Agreement will be subject to the terms of any other written agreements between the Participant and the Company and any Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement, although in all cases, the vesting provisions in connection with a Change in Control as set forth in this Award Agreement shall apply, notwithstanding anything to the contrary in any such other agreement.

j.
Assignment. This Award Agreement will be binding upon the Company and the Participant, their respective heirs, personal representatives, executors, administrators, and successors. The Company may freely assign or transfer this Award Agreement without the Participant’s consent.

k.
Acknowledgement; Return of Agreement. This Award Agreement (and the RSUs and related dividend equivalents) automatically will be revoked unless the Participant accepts the acknowledgement appearing at the end of this Award Agreement no later than 30 days after the Grant Date.

l.
Listing, Registration, Qualification. If the Board concludes that the listing, registration or qualification upon any securities exchange, under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition to the issuance of the RSUs or any Shares in settlement thereof, such RSUs or Shares may not be issued in whole or in part unless and until that listing, registration, qualification or approval has been obtained, free of any conditions which are not acceptable to the Board and the sale and delivery of Shares under this Award Agreement is also subject to the same requirements and conditions.

m.
Clawback. This Award Agreement, the RSUs and any Shares issued in settlement of the RSUs (including any related dividend equivalents) shall be subject to the Company’s incentive compensation recoupment or clawback policy, as in effect from time to time.

n.
Amendment. Any amendment to the Plan will be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable to this Award Agreement; provided, however, that no amendment will adversely affect the rights of Participant with respect to this Award Agreement without the Participant’s consent.

o.
Severability. In the event that one or more of the provisions of this Award Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

p.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Award Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Award Agreement and the Plan shall be administered in a manner consistent with this intent. Consistent with that intent, and to the extent required under Section 409A of the Code, for Earned Shares that are to be delivered in connection with a termination of employment, “termination of employment” or any similar term shall be limited to such a termination that constitutes a “separation from service” under Section 409A of the Code. Notwithstanding any provision of this Award Agreement to the contrary, if, as of the date of termination the Participant is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the Company’s policies), any Earned Shares to be settled on account of the Participant’s separation from service will nonetheless be delayed until the first business day of the seventh month following Participant’s date of termination. Notwithstanding the foregoing, no particular tax result for the Participant with respect to any income recognized by the Participant in connection with this Award Agreement is guaranteed.

EXHIBIT A TO THE AWARD AGREEMENT

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Participant Name:___________________________
2. Grant Date:__________________________, 2016
3. Number of Time-Based Restricted Stock Units (“RSUs”): _________________
4. Contingency: In order for any RSUs to become nonforfeitable (and payable) under the Award Agreement, the Company’s net income for 2016 must equal or exceed $34,854,750 (which amount is equal to 15% of the Company’s net income for 2015). If during the Performance Period the Company experiences the consummation of a deal, merger, corporate transaction, change in control, or other event the result of which is that the Company does not continue as the surviving entity, then the above-described performance threshold will be measured and prorated based on the number of full months completed during the Performance Period. For purposes of this Exhibit A, “net income” means the Company’s net income (as reported in the Company’s annual report for the applicable fiscal year end) subject to adjustments for certain extraordinary or special items, in the form and manner determined in the Committee’s sole discretion and in compliance with IRS regulations, for any: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary legal/regulatory settlements; extraordinary market conditions; significant currency fluctuations; effects of nature or man-made disasters; hyperinflation; change in statutory tax rates/regulations; charges or costs associated with Board-approved restructurings of the Company; directly-related acquisition costs or expenses, including professional and termination costs or expenses results of discontinued operations held for sale after sale closing; other extraordinary, unusual or infrequently occurring items as determined under U.S. generally accepted accounting principles (“GAAP”);

ACKNOWLEDGEMENT

By accepting this agreement, the Participant acknowledges and agrees that:

A copy of the Plan and Award Agreement have been made available to the Participant;

The Participant has received a copy of the Plan’s Prospectus;

The Participant has read and understands and accepts the conditions placed on the RSUs, including the clawback provision described in Section 6.c.v of the Award Agreement;

If the Participant does not return a signed copy of this Award Agreement, including Exhibit A, to the address shown below not later than 30 days after the Grant Date, the RSUs (and related dividend equivalents) will be forfeited and the Award Agreement shall terminate and be of no further force or effect.

FirstMerit Corporation
Compensation Department, CAS 82
III Cascade Plaza
Akron, Ohio 44308